Exhibit 10.1

[Avon Letterhead]
Mr. Jan Zijderveld
Chief Executive Officer
Avon Products, Inc.
Dear Jan:
In accordance with your contract of employment, dated as of February 3, 2018, with Avon Cosmetics Limited (the “Employment Contract”), Avon Products, Inc. (the “Company”) has granted to you, effective March 14, 2018 (the “Grant Date”), Performance Contingent Restricted Stock Units (the “PRSUs”), representing the right to receive, in the future, shares of Stock (the “Shares”) as set forth in your grant notification. The PRSUs are subject to the terms and conditions set forth in this Performance Restricted Stock Unit Award Agreement (this “Agreement”) and your grant notification. Please indicate your acceptance of this award by signing this Agreement and returning your signature to the General Counsel of the Company.

1.
Grant of Performance Contingent Restricted Stock Unit Award. The PRSUs are being awarded to you hereunder outside of the Company’s 2016 Omnibus Incentive Plan (the “Plan”). Notwithstanding that this award is made outside of the Plan, except as otherwise expressly provided in this Agreement and other than as to the Share limitations of Section 5 of the Plan, this Agreement will be interpreted in a manner consistent with the terms of the Plan and all such terms will be deemed to be incorporated into and made a part of this Agreement. All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless otherwise defined herein.

2.
Nature of PRSUs; Issuance of Shares. The PRSUs represent a right to receive Shares on the Settlement Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then you shall be issued Shares on the Settlement Date. Notwithstanding the foregoing, the Company reserves the right to determine to settle all or a portion of your vested PRSUs in cash, in lieu of Shares. Any such cash payment will equal (x) the Fair Market Value of a Share as of the Settlement Date multiplied by (y) the number of vested PRSUs the Company determines to settle in cash.

You should be aware that vesting of the PRSUs will, to the extent settled in Shares, result in the ownership of Shares and will require you to open and use a U.S. brokerage account. You will personally be responsible for any local compliance requirements in relation to all of the above transactions. These requirements may change from time to time, and the Company cannot guarantee that you will be able to receive

Exhibit 10.1

Shares on the Settlement Date. Moreover, the Company is not liable for any decrease of value of the Shares.

1.	Restrictions on Transfer of PRSUs. The PRSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.

2.Vesting of PRSUs; Voting; Dividends.
(a)Subject to Section 5, vesting of the PRSUs shall occur on the date set forth in your grant notification (such date, the “Vesting Date”), which is the third anniversary of the Grant Date, and settlement shall occur on the date set forth in your grant notification (such date, the “Settlement Date”), which is the “annual grant” settlement date, as specified by the Company (which shall be no later than 60 days after the Vesting Date). Subject to Section 5, vesting and settlement are contingent upon: (i) your being employed by the Company or any of its Subsidiaries on the Vesting Date; and (ii) satisfaction by the Company of performance measures set forth in your grant notification (the “Performance Measures”), as determined by the Committee.
(b)You do not have the right to vote any of the Shares underlying the PRSUs or to receive dividends on them prior to the date such Shares are issued to you pursuant to the terms hereof.

3.Termination of Employment.
(a)Termination of Employment by the Company without Cause. If your employment with the Company and its Subsidiaries terminates for any reason other than for Cause on or after January 1 of the year following the Grant Date and you have not attained Retirement (for all purposes under this Agreement, as such term is defined under the Plan as of the date hereof) and will not be eligible for Retirement at the end of the salary continuation period for which you are eligible under the “Severance” provision of the Employment Contract, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs awarded hereunder shall become vested and such pro-rata portion of PRSUs shall be settled in the form of Shares issued to you on the Settlement Date. The number of PRSUs that vest shall be determined by multiplying the number of Shares subject to the PRSUs that are actually earned based on achievement of the applicable Performance Measures by a fraction, the numerator of which shall be the number of completed months of your employment from the Grant Date to the date of your termination of employment (typically the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(b)    Termination of Employment Due to Retirement. If your employment with the Company and its Subsidiaries terminates due to Retirement on or after January 1 of the year following the Grant Date, or your employment with the Company and its Subsidiaries is terminated by the Company other than for Cause on or after January 1 of the year following the Grant Date, and you are or will be eligible for Retirement at the end of the salary continuation period for which you are eligible under the “Severance” provision of the Employment Contract, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs awarded hereunder shall become vested and such pro-rata portion of PRSUs shall be issued to you on the Settlement Date. The number of PRSUs that vest shall be determined by multiplying the number of Shares subject to the PRSUs that are actually earned based on achievement of the applicable Performance Measures by a fraction, the numerator of which shall be the number of completed months of your employment from the Grant Date to the date of your termination of employment (typically the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(c)    Termination of Employment Due to Disability. If your employment with the Company and its Subsidiaries terminates due to Disability, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs awarded hereunder shall become vested and such pro-rata portion of PRSUs shall be issued to you on the Settlement Date. The number of PRSUs that vest shall be determined by multiplying the number of Shares subject to the PRSUs that are actually earned based on achievement of the applicable Performance Measures by a fraction, the numerator of which shall be the number of completed months of your employment from the Grant Date to the date of your termination of employment (typically the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(d)    Death. If you die before otherwise incurring a termination of your employment with the Company and its Subsidiaries, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs awarded hereunder shall become vested and such pro-rata portion of PRSUs shall be issued to you on the Settlement Date. The number of PRSUs that vest shall be determined by multiplying the number of Shares subject to the PRSUs that are actually earned based on achievement of the applicable Performance Measures by a fraction, the numerator of which shall be the number of completed months of your employment from the Grant Date to the date of your termination of employment (typically

Exhibit 10.1

the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(e)    Termination of Employment Causing Forfeiture. All PRSUs are forfeited if your employment with the Company and its Subsidiaries terminates under any of the following conditions: (i) your employment with the Company and its Subsidiaries is terminated by the Company for Cause prior to the Settlement Date; (ii) your employment with the Company and its Subsidiaries is terminated by the Company other than for Cause prior to January 1 of the year following the Grant Date; (iii) you voluntarily terminate your employment with the Company and its Subsidiaries due to Retirement prior to January 1 of the year following the Grant Date; or (iv) you voluntarily terminate your employment with the Company and its Subsidiaries (excluding Retirement or Disability) at any time during the performance period to which the Performance Measures relate.
(b)Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and settlement of the PRSUs shall be governed by the provisions of the Plan regarding a Change in Control as if the PRSUs were granted under the Plan, and such provisions of the Plan are incorporated herein by reference.
(c)Paid or Unpaid Leave of Absence. For purposes of determining the vesting of PRSUs under this Agreement, a paid or unpaid leave of absence that has been approved by the Company shall not constitute a termination of your employment with the Company and its Subsidiaries; provided, if the Company elects to place you on Garden Leave during any mandatory notice period under the Employment Contract, your PRSUs shall cease to vest as of the date immediately prior to such Garden Leave. During such paid or unpaid leave of absence, until a termination of your employment with the Company and its Subsidiaries occurs, the PRSUs shall continue to vest as set forth in this Agreement.

4.Non-Competition/Non-Solicitation/Non-Disclosure. You agree that, during your employment and for a period of one year after your termination of employment with the Company and its Subsidiaries for any reason whatsoever (including Retirement or Disability), you shall not, without the prior written consent of the Committee, engage in any of the following activities:
(a)directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, your acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Amore Pacific, Arabela, Arbonne, Beiersdorf (Nivea), COTY, De Millus S.A., Ebel Int’l/Belcorp Corp., Elizabeth Arden, Faberlic, Herbalife Ltd., Inter Parfums, Jequiti, Lady Racine/LR Health & Beauty Systems GmbH, LG Health & Household, L’Occitane, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Origami Owl, Reckitt Benckiser PLC, Revlon Inc., Rodan & Fields, Shaklee Corp., Shiseido, Stella & Dot, Silpada, The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), Younique or any of their affiliates; or
(b)solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.
In addition, you shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by you during your employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by you), to anyone other than the Company and those designated by it.
In the event the Company determines that you have breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in any individual agreement between you and the Company or one of its Subsidiaries, or any Company policy, then in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (i) all unvested PRSUs granted hereunder shall be forfeited; (ii) all vested but not yet settled PRSUs hereunder shall be forfeited; (iii) if Shares have been issued to you in respect of all or a portion of the vested PRSUs hereunder, then you shall forfeit all such Shares so issued to you hereunder; and (iv) if cash has been paid to you in lieu of Shares in respect of all or a portion of the PRSUs hereunder, then you shall pay to the Company all such cash so paid; provided, however, that if you no longer hold Shares issued to you hereunder, then, you shall pay to the Company in cash the Fair Market Value of the Shares issued to you hereunder, determined as of the date of such issuance.
Notwithstanding anything in this Section 6 to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).

5.
Recoupment. Except where void by law and unless otherwise determined by the Committee, the PRSUs, and any Shares or cash issued upon settlement of any vested PRSUs, are subject to forfeiture and/or recoupment in the event that you have engaged in misconduct, including: (x) a serious violation of the Company’s Code of Conduct; or (y) a violation of law within

Exhibit 10.1

the scope of your employment with the Company and its Subsidiaries. All PRSUs hereunder are also subject to the Company’s Compensation Recoupment Policy.

6.Service Acknowledgments.
You acknowledge and agree as follows:
(a)The execution and delivery of this Agreement and the granting of the PRSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ you for any specific period.
(b)The award of the PRSUs hereunder is voluntary and occasional, and does not entitle you to any benefit other than that specifically granted under this Agreement, or to any future grants or other benefits under the Plan or any similar plan, even if PRSUs have ever been granted in the past or have repeatedly been granted in the past. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of your ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries.
(c)Nothing in this Agreement shall confer upon you any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate your employment at any time, subject to applicable law.
(d)You are accepting the PRSUs and entering into this Agreement voluntarily.
(e)The Plan may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(f)All decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Committee, subject to the terms of the Employment Contract.
(g)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding this award or your acquisition or sale of the Shares.
(i)In consideration of the grant of the PRSUs, (i) you shall have no claim or entitlement to compensation or damages arising from (x) forfeiture of the PRSUs resulting from termination of your service (for any reason whether or not in breach of local law) or otherwise pursuant to this Agreement or (y) diminution in value of the PRSUs or Shares underlying the PRSUs and (ii) you irrevocably release the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the PRSUs, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.
(j)Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the PRSUs, and your right to the vesting of Shares in settlement of the PRSUs after termination of service, if any, will be measured by the date of termination of your active service and will not be extended by any notice period mandated under applicable law. In contrast, any notice period mandated under the Employment Contract shall be treated as service for the purpose of determining the vesting of the PRSUs; provided, if the Company elects to place you on Garden Leave during such notice period, your PRSUs shall cease to vest as of the date immediately prior to such Garden Leave. Subject to the foregoing and the provisions of the Plan which are incorporated herein by reference, the Company, in its sole discretion, shall determine whether your service has terminated and the effective date of such termination.
(k)The grant of PRSUs will not be interpreted to form an employment contract or employment relationship with the Company or any of its Subsidiaries that does not otherwise exist.

7.Data Privacy Acknowledgment and Consent.
By signing this Agreement, you acknowledge and agree that in order to implement, manage and administer this award and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the PRSUs, the Company and/or an entity belonging to the Company’s group of companies (including your employer) may need to process your personal data (electronically or otherwise), including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or other equity securities, directorships held in the Company, details of all PRSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (the “Personal Data”). The transfer of Personal Data to and collection by third-party service providers outside the Company’s group of companies, such as the Company’s authorized agent, may also be necessary in order to implement, manage and administer this award and the Plan.
You expressly and unambiguously consent to the collection, use and processing of Personal Data by the Company, entities belonging to the Company’s group of companies, and third-party service providers. You understand that the Company may transfer your Personal Data to the United States, or other countries which may have a different or lower level of data protection law than

Exhibit 10.1

your home country and which are not considered by the European Commission to have data protection laws equivalent to the laws in your country. The Company therefore maintains an EU-US Privacy Shield certification to protect your data consistent with data protection laws of the European Union.
In addition, you expressly and unambiguously consent to the disclosure of Personal Data to, and processing by, a third party in the event of any potential or actual reorganization, merger, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Company’s business, assets or stock (including in connection with any bankruptcy or similar proceedings); and as the Company believes necessary or appropriate: (a) under applicable law, including laws outside of your country; (b) to comply with legal processes; and (c) to respond to requests from public and government authorities including public and government authorities outside of your country.
You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, managing and administering this award, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon settlement of the PRSUs. You understand that Personal Data will be held only as long as is necessary to implement, manage and administer this award and your participation in the Plan, unless a longer retention period is required by applicable laws, regulations, rules or valid requests or orders of a court or other dispute resolution forums or of a governmental or public authority, in each case, including those of a court or other dispute resolution forums or of a governmental or public authority outside of your country. You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein , in any case without cost, by contacting in writing your local stock program coordinator.
If you do not consent, or if you later seek to revoke your consent, your employment status or career with the Company or Subsidiary will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant PRSUs under this award or other equity awards, or manage or administer such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to receive equity awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact your local stock program coordinator.
The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. You may obtain details with respect to the collection use, processing and transfer of your Personal Data in relation to this award and may also request a list with names and addresses of potential recipients of the Personal Data and/or access to and updates of such Personal Data, if needed, by contacting your local stock program coordinator.

8.	Responsibility for Taxes.
By accepting this grant, you hereby irrevocably elect to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its Subsidiaries on the date of grant or vesting of the PRSUs or the date of delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company or any of its Subsidiaries to withhold a sufficient number of Shares that would otherwise be deliverable to you upon settlement of the PRSUs (or, if the PRSUs are settled in cash in lieu of Shares, an amount of cash sufficient to satisfy the Tax Liability). If, for any reason, the Shares or cash that would otherwise be deliverable to you upon settlement of the PRSUs would be insufficient to satisfy the Tax Liability, the Company and any of its Subsidiaries are authorized to withhold an amount from your wages or other compensation sufficient to satisfy the Tax Liability. Furthermore, you agree to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Settlement Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made for any reason, you hereby irrevocably elect to satisfy such Tax Liability by delivering cash to the Company in an amount sufficient to satisfy such Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, you acknowledge and agree that the ultimate responsibility for the Tax Liability is and remains with you. You further acknowledge that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the PRSUs to reduce or eliminate the Tax Liability; and (z) you should consult a tax adviser regarding the Tax Liability.
You acknowledge that the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by you.

Exhibit 10.1

9.	U.S. Internal Revenue Code Section 409A. If you are subject to U.S. Internal Revenue Code Section 409A (“Section 409A”), then the following provisions shall apply:
(a)Any provision, application or interpretation of this Agreement that is inconsistent with Section 409A shall be disregarded. In no event shall the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes, interests or penalties imposed in connection with a failure of this Agreement to comply with Section 409A.
(b)If (i) any payment hereunder is a non-exempt amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon a “separation from service” (as defined in Section 409A) (other than death), and (ii) you are a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the date of such separation from service, then any Shares or cash payable pursuant to the PRSUs on account of such separation from service (other than death) will not be paid to you during the six-month period immediately following such separation from service. Instead, the Shares or cash that would have been payable pursuant to the PRSUs on account of your separation from service shall be paid no earlier than the first day of the seventh month following your separation from service.

10.
United Kingdom Specific Provisions. The following provisions apply to you as a resident of the United Kingdom. Please appreciate that the information contained in this Section 12 is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws of your home country may apply to your situation. You further understand and agree that if you are a citizen or resident of a country other than the one in which you are currently working, or if your employment transfers after the grant of the PRSUs, or if you are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply, or determine that other terms and conditions are necessary or advisable in order to comply with local law or to facilitate the administration of this Agreement.

(a)Tax and National Insurance Contributions. If the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the PRSUs, you, as a condition to the vesting of the PRSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. You shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting of the PRSUs or disposition of Shares acquired pursuant to the PRSUs. As a further condition of the vesting of the PRSUs, you may, at the Company’s discretion, be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor, in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole Secondary NIC Liability. To the extent permitted by law, you hereby agree to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.
(b)Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection herewith. This Agreement and the PRSUs are exclusively available to you as a bona fide employee of Avon Cosmetics Limited.

11.Notice. Any notice required to be given hereunder to you shall be addressed to you at your current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.

12.Provisions Inconsistent with Translation. To the extent that you have been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.

13.Acknowledgment. The Company and you agree that the PRSUs are granted under, and governed by, your grant notification, this Agreement and by those provisions set forth in the Plan that are incorporated herein by reference. You: (x) acknowledge receipt of a copy of such grant notification, this Agreement, the Plan and the prospectus relating to this award; (y) represent that you have carefully read and are familiar with their provisions; and (z) hereby accept the PRSUs subject to all of the terms and conditions set forth in your grant notification and this Agreement, including those provisions set forth in the Plan that are incorporated herein by reference.

14.Compliance with Laws and Regulations. The granting of the PRSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and its Subsidiaries and you with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer. If any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern.

Exhibit 10.1

15.Additional Conditions to Issuance of Shares. If, at any time the Company determines, in its discretion, that as a condition to the issuance of Shares to you (or your estate) hereunder, it is necessary or desirable to (i) list, register, qualify or comply with the rules of any securities exchange, (ii) qualify or comply with any applicable state, federal or foreign law, including the applicable tax code and related regulations, or (iii) obtain the consent or approval of any governmental regulatory authority or securities exchange, then such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval is completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of Shares hereunder will violate federal securities laws or other applicable law, the Company will defer delivery until the earliest date on which the Company reasonably anticipates that the delivery of Shares hereunder will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

16.Foreign Exchange. You acknowledge and agree that it is your sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of the Shares pursuant to the vesting of the PRSUs and that you shall be responsible for any reporting of inbound international fund transfers required under applicable law. You are advised to seek appropriate professional advice as to how the exchange control regulations apply to your specific situation. You acknowledge and agree that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PRSUs, or of any amounts due to you pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

17.Miscellaneous. The Company at any time, and from time to time, may amend the terms of this Agreement; provided, however, that your rights shall not be materially adversely affected without your written consent (except to the extent permitted under the Plan). No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All amounts credited in respect of the PRSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. Your interest in such account shall make you only a general, unsecured creditor of the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. In lieu of issuing a fraction of a Share resulting from an adjustment of the PRSUs pursuant to Section 9 of the Plan or otherwise, the Company shall be entitled to pay to you an amount equal to the Fair Market Value of such fractional Share. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the benefit of you and your beneficiaries, executors, administrators, heirs and successors. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

18.Entire Agreement. This Agreement (including those provisions set forth in the Plan that are incorporated herein by reference) and your grant notification contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto (including those provisions of the Employment Contract describing this award).

19.Applicable Law. This Agreement (including those provisions set forth in the Plan that are incorporated herein by reference) and your grant notification, and all actions taken hereunder or under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PRSUs or any future awards that may be awarded under the Plan by electronic means, or request your consent to participate in the Plan by electronic means. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this award or the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company. You consent to the electronic delivery of your grant notification, this Agreement, the Plan and the prospectus relating to this award. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically, at no cost to you, by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents (or may change the electronic mail address to which such documents are to be delivered to you) at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

Exhibit 10.1

21.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding your acceptance of this award, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your acceptance of this award.

22.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, and you have executed this Agreement as of the Grant Date.
By your acceptance of this Agreement, you and the Company agree that the PRSUs are granted under and governed by the terms and conditions of your grant notification and this Agreement, including those provisions set forth in the Plan that are incorporated herein by reference. You have reviewed your grant notification, this Agreement, the Plan and the prospectus relating to this award in their entirety, and fully understand all provisions thereof. You have had an opportunity to obtain the advice of counsel prior to executing this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to your grant notification, this Agreement, the Plan and the prospectus relating to this award. You further agree to notify the Company upon any change in your residence address.

AVON PRODUCTS, INC.	GRANTEE
/s/ Susan Ormiston Susan Ormiston, Senior Vice President, Human Resources and Chief Human Resources Officer	/s/ Jan Zijderveld Jan Zijderveld